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                                                               Exhibit 23.1


The Board of Directors
Hollinger International Inc. and
Hollinger International Publishing Inc.

We consent to the incorporation by reference in the registration statements (No. 333-04697 and No. 333-1711) on Form S-3 and (No. 33-88810) on Form S-8 of
Hollinger International Inc. and the registration statement (No. 333-17113) of Form S-3 of Hollinger International Publishing Inc. of our report dated February 22, 1996 except to Note 16 which is as of February 18, 1997 with respect to the consolidated balance sheet of Southam Inc. as at December 31, 1995, and the related consolidated statements of income, deficit, and changes in financial position for the year ended December 31, 1995, which report appears in the Form 8-K/A of Hollinger International Inc. dated February 24, 1997.


/s/ KPMG
Chartered Accountants
Toronto, Canada
February 24, 1997